EXHIBIT 99.1

COACHMEN INDUSTRIES, INC.
2831 Dexter Drive o P.O. Box 3300 o Elkhart, Indiana 46515 o 574/262-0123 o Fax 574/262-8823

NEWS RELEASE

For immediate release, Friday, August 6, 2004

COACHMEN INDUSTRIES, INC. DECLARES REGULAR
QUARTERLY DIVIDEND

Elkhart, Ind. — Coachmen Industries, Inc. (NYSE: COA) today announced that its Board of Directors has declared a $0.06 per share regular quarterly dividend. The dividend will be distributed on September 16, 2004 to shareholders of record as of August 26, 2004. This is the 88th consecutive quarter that Coachmen Industries has paid dividends. The $0.06 rate is unchanged from the last quarter. Coachmen Industries has approximately 15.6 million shares of common stock outstanding.

Coachmen Industries, Inc., now celebrating its 40th anniversary, is one of America’s leading manufacturers of recreational vehicles with well-known brand names including COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®. The Company’s subsidiary, ALL AMERICAN HOMES®, is the nation’s largest producer of systems-built homes. Coachmen Industries is also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ and MILLER BUILDING SYSTEMS™ products. Prodesign, LLC is a subsidiary that produces custom composite and thermoformed plastic parts for numerous industries under the PRODESIGN® brand. Coachmen Industries, Inc. is a publicly held company listed on the New York Stock Exchange (NYSE) under the ticker COA.

For more information:

   Joseph P. Tomczak
   Executive Vice President and Chief Financial Officer
   574-262-0123

   Jeffery A. Tryka
   Director of Planning and Investor Relations
   574-262-0123

Dedicated to the Enrichment of Your Life